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                                                                  EXHIBIT (e)(i)

                              BRIDGEWAY FUNDS, INC.
                             DISTRIBUTION AGREEMENT

      AGREEMENT made as of the 2nd day of January, 2004, by and between Bridgeway Funds, Inc., a Maryland corporation that acts as an open-end investment company, with its principal office and place of business at 5615 Kirby Drive, Suite 518, Houston, Texas 77005 (the "Client"), and Forum Fund Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

      WHEREAS, the Client is registered under the 1940 Act (as defined below) as an open-end management investment company that issues or intends to issue shares of beneficial interest (the "Shares"), in separate funds and classes;

      WHEREAS, the Client offers Shares in the funds as listed in Schedule 1 hereto (the funds, together with all other funds subsequently established by the Client and made subject to this Agreement in accordance with Section 7.7 of this Agreement being herein referred to as a "Fund," and collectively as the "Funds") and the Client intends to offer shares of various classes of each Fund as listed in Schedule 1 hereto (each such class together with all other classes subsequently established by the Client in a Fund in accordance with Section 7.7 of this Agreement being herein referred to as a "Class," and collectively as the "Classes"); and

      WHEREAS, the Client desires that Forum offer, as distributor, the Shares of each Fund and Class thereof to the public and Forum is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

      NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client and Forum hereby agree as follows:

SECTION 1. DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1 FREQUENTLY USED DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

      (a)   "1940 Act" means the Investment Company Act of 1940, as amended.

      (b) "Adviser" means Bridgeway Capital Management, the Client's adviser to each of the Bridgeway Funds.

      (c) "Affiliate" means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, "control" of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

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      (d)   "Agreement" means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

      (e)   "Authorized Person(s)" means the persons described or listed on
            Schedule 2 hereto.

      (f)   "Conduct Rules" means the Conduct Rules of the NASD.

      (g) "Class" and "Classes" have the meaning set forth in the preamble to this Agreement.

      (h) "Client" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context shall require otherwise, references to the Client shall include any Funds or Classes thereof.

      (i)   "Effective Date" means the date first set forth above.

      (j) "Governing Body" means, for any entity, the Person or body of Persons governing the operations of the entity under its Organic Documents (for example, if the entity is a corporation, its board of directors).

      (k) "Forum" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

      (l) "Fund" and "Funds" have the meaning set forth in the preamble to this Agreement.

      (m) "Instruction" means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Forum (i) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means, or
            (ii) in person or by telephone, telecopy, vocal telegram or similar means.

      (n) "Laws" means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof including without limitation the Conduct Rules of the NASD.

      (o)   "NASD" means the National Association of Securities Dealers, Inc.

      (p)   "NSCC" means the National Securities Clearing Corporation.

      (q) "Organic Documents" means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

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      (r)   "Parties" means the Client and Forum.

      (s) "Person" means any natural person or incorporated or unincorporated entity.

      (t)   "Plan" has the meaning set forth in Section 2.5(a).

      (u)   "Predecessor Records" has the meaning set forth in Section 2.9(b).

      (v)   "Prospectus" has the meaning set forth in Section 2.4(a).

      (w) "Registration Statement" means a registration statement filed under the Securities with respect to the Shares, as amended from time to time.

      (x) "SEC" means the United States Securities and Exchange Commission and any successor governmental authority.

      (y)   "Securities Act" means the Securities Act of 1933, as amended.

      (z)   "Selected Agent" and "Selected Dealer" have the meanings in Section
            2.3.

      (aa)  "Service Plan" has the meaning set forth in Section 2.5(a).

      (bb) "Services" means the services provided by Forum to the Client set forth in Section 2.4.

      (cc) "Services Commencement Date" means, with respect to any Fund or Class thereof, (i) if the registration statement of the Fund or Class is effective as of the Effective Date, then such Effective Date; (ii), if such registration statement is not effective as of the Effective Date, then the date such registration statement is declared effective; or (iii) such other date as may be agreed in writing by the Parties.

      (dd)  "Shareholder" means any Person that holds Shares of record.

      (ee) "Shares" has the meaning set forth in the preamble to this Agreement.

      (ff) "State" means any of the various states and territories of the United States.

Other capitalized terms used but not defined in this Section 1.1 shall have the meanings set forth in this Agreement.

1.2 APPOINTMENT. The Client hereby appoints Forum to act as distributor for the period and on the terms set forth in this Agreement, and Forum hereby accepts such appointment and in connection with such appointment agrees to provide the Services on the terms and conditions set forth in this Agreement.

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SECTION 2. OFFERING AND REDEMPTION OF SHARES; FORUM'S DUTIES; OTHER RELATED
TERMS AND CONDITIONS

2.1.  OFFERING OF SHARES.

      (a) Forum shall act as the Client's agent to offer, and to solicit offers to subscribe to, unsold Shares of the Funds as shall then be effectively registered under the Securities Act. Forum will promptly forward all orders and subscriptions to the Client. The price at which Forum shall offer the Shares shall be the net asset value per Share, determined as set forth in Section 2.1(b) hereof. The Client reserves the right to sell Shares directly to investors through subscriptions received by the Client.

      (b) The public offering price of the Shares of a Fund (i.e., the price per Share at which Forum or Selected Dealers or Selected Agents may offer or sell Shares to the public or to those persons eligible to invest in Shares as described in the applicable Prospectus) shall be the public offering price determined in accordance with the then-currently effective Prospectus of the Fund or Class thereof under the Securities Act relating to such Shares. The Client will advise Forum of the net asset value per Share at each time as the net asset value per Share shall have been determined by the Client and at such other times as Forum may reasonably request.

      (c) The net asset value per Share of each Fund or Class thereof shall be determined by the Client, or its designated agent, in accordance with and at the times indicated in the applicable Prospectus in accordance with the method set forth in the Prospectus and guidelines established by the Client's Governing Body.

      (d) The Client reserves the right to suspend the offering of Shares of a Fund or of any Class thereof at any time in the absolute discretion of its Governing Body, and upon notice of such suspension Forum shall cease to offer Shares of the Funds or Classes thereof specified in the notice.

      (e) The Client, or any agent of the Client designated in writing to Forum by the Client, shall be promptly advised by Forum or its Selected Dealers of all purchase orders for Shares received by Forum or such Selected Dealers, and all such subscriptions for Shares obtained by Forum as agent shall be directed to the Client or its agent for acceptance and shall not be binding until accepted by the Client. Any order or subscription may be rejected by the Client. Forum acknowledges that the Client seeks to avoid so called market timers and may reject or refuse to accept or confirm orders or subscriptions from any persons who exhibit or who may exhibit market timing. The Client or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Client or its designated agent of payment thereof, will issue such Shares in uncertificated form pursuant to the instructions of Forum. Forum agrees that its agreements with Selected Dealers shall require that such payment and such instructions be delivered promptly to the Client or its designated agent.

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      (f)   None of Forum, any Selected Dealer, any Selected Agent or any other person is authorized by the Client to give any information or to make any representations other than as is contained in a Fund's Prospectus or any advertising materials or sales literature specifically approved in writing by the Client or its agents.

2.2.  REPURCHASE AND REDEMPTION OF SHARES.

      (a) Any of the outstanding Shares of a Fund or Class thereof may be tendered for redemption at any time, and the Client agrees to redeem or repurchase the Shares so tendered in accordance with its obligations as set forth in the Organic Documents and the Prospectus relating to the Shares. The price to be paid to redeem or repurchase the Shares of a Fund or Class thereof shall be equal to the net asset value calculated in accordance with the provisions of Section 2.1(b) hereof less any redemption fees or other applicable fees or expenses as set forth in the then-current Prospectus.

      (b) The Client or its designated agent shall pay (i) the total amount of the redemption price consisting of the redemption price after applicable redemption or other fees and (ii) except as may be otherwise required by the Conduct Rules and any interpretations thereof, in accordance with Forum's instructions, on or before the fifth business day (or such other earlier business day as is customary in the investment company industry) subsequent to the Client or its agent having received the notice of redemption in proper form.

      (c) Redemption of Shares or payment therefor may be suspended at times when the New York Stock Exchange is closed for any reason other than its customary weekend or holiday closings, when trading thereon is restricted, when an emergency exists as a result of which disposal by the Client of securities owned by a Fund is not reasonably practicable or it is not reasonably practicable for the Client fairly to determine the value of a Fund's net assets, or during any other period when the SEC so requires or permits.

2.3. SELECTED DEALERS AND SELECTED AGENTS. Forum shall have the right to enter into Selected Dealer agreements with securities dealers of its choice ("Selected Dealers") and Selected Agent agreements with depository institutions and other financial intermediaries of its choice ("Selected Agents") for the sale of Shares; provided, that the Client and the Client's Adviser shall pre-approve the forms of agreements with Selected Dealers or Selected Agents and shall have the right to approve any compensation set forth therein. Shares of each Fund or Class thereof shall be resold by Selected Dealers or Selected Agents only at the public offering prices set forth in the Prospectus relating to the Shares. Within the United States, Forum shall offer and sell Shares of the Funds only to such Selected Dealers as are members in good standing of the NASD.

2.4.  FORUM'S SERVICES AND DUTIES; EXCLUSIVITY.

      (a) Forum shall use reasonable efforts to solicit orders to purchase Shares of the Funds upon the terms and conditions contained herein and in the then current Prospectus.

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      Forum shall devote reasonable time and effort to effect sales of Shares but shall not be obligated to sell any specific number of Shares.

      (b) Forum shall not be required to register as a broker-dealer or file a consent to service of process in any State if Forum determines that it would be uneconomical for it to do so, or to maintain its registration in any jurisdiction in which it is now registered if it determines that it would be uneconomical for it to do so, provided that Forum will notify the Client of its determination not to register or to cease maintaining registration in advance of any required filing or renewal date.

      (c) In performing its services under this Agreement, Forum shall conform in all respects with the requirements of all Federal and State Laws relating to the sale of the Shares.

      (d) Forum shall adopt and follow procedures for the confirmation of sales to investors and Selected Dealers or Selected Agents, the collection of amounts payable by investors and Selected Dealers or Selected Agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD.

      (e) Forum shall (i) attempt to maintain active agreements with any Selected Dealers and, Selected Agents related to the distribution or servicing of the Funds that, prior to the Effective Date of this Agreement, acted in similar capacities for a Fund, and (ii) assist the investment adviser to the Fund (the "Adviser") in obtaining additional agreements with broker-dealers and other financial intermediaries. Notwithstanding anything in this Agreement, including the Appendices, to the contrary, Forum makes no warranty or representation as to the number of Selected Dealers or Selected Agents with which it has entered into, or will enter into, agreements in accordance with Section 2.4 hereof or as to the availability of any Shares to be sold through any Selected Dealer, Selected Agent or other intermediary.

      (f) Insofar as it is required to ensure compliance with the Conduct Rules, Forum shall track and maintain appropriate information with respect to payments made by each Fund under Rule 12b-1 under the 1940 Act and other payments such as marketplace distribution, maintenance and service fees.

      (g) Forum shall maintain membership with the NSCC and any other similar successor organization with respect to the Funds so as to enable the Shares to be traded through FundSERV.

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      (h)   Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act.

      (i) Except as specifically set forth in this Agreement to the contrary, Forum assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, Forum assumes no responsibility under this Agreement to Client or any other Person for compliance by the Client or Forum with the Laws of any jurisdiction other than those of the United States.

      (j) Nothing contained in this Agreement shall require Forum to perform any functions or duties on any weekend day or on any other day on which the Client does not accept subscriptions and redemptions of its Shares (a "Business Day"). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

      (k) Forum shall be the exclusive representative of the Client to act as distributor of the Shares of the Funds and Classes, except that the rights given under this Agreement to Forum shall not apply to: (i) Shares issued in connection with the merger, consolidation or reorganization of any other investment company or series or class thereof with a Fund or Class thereof; (ii) a Fund's acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by a Fund's shareholders of dividends or other distributions; or (iv) any other offering by the Client of securities to its shareholders.

2.5.  CERTAIN DOCUMENTS; CHANGES IN LAW.

      (a) Contemporaneous with the Effective Date, the Client shall deliver to Forum copies of the following documents: (i) the Client's Organic Documents; (ii) the offering documents, prospectuses, private placement memoranda, subscription agreements and/or other offering documents for the Funds and Classes thereof (collectively, the "Prospectus"); and (iii) each current plan of distribution or similar document adopted by the Client under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Client ("Service Plan"). The Client shall also deliver to Forum: (x) a certified copy of the resolution of the Board of Trustees of the Client (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Funds; and (z) any other documents, materials or information that Forum shall reasonably request to enable it to perform its duties pursuant to this Agreement.

      (b) Client shall deliver to Forum as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 2.5(a).

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      (c)   In the event there is a change in Law related to or affecting the
      Services, Forum need not begin performing any new service(s), and need not perform any service(s) in a materially different or more burdensome manner, except upon written agreement by Forum and pursuant to mutually acceptable compensation agreements.

2.6.  RELIANCE ON INSTRUCTIONS, DOCUMENTS AND ADVICE.

      (a) With respect to the subject matter of this Agreement, Forum may rely on (i) with respect to any matter, advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by the Client's Governing Body or an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person (including any authorized representative(s) of any predecessor service providers to the Client).

      (b) Notwithstanding any other provisions of this Agreement to the contrary, Forum shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Forum reasonably believes in good faith to be genuine; or (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Forum reasonably believes in good faith that such authority exists, and, provided, further, that with respect to Instructions of the Client, Forum may only rely on Instructions of the Client's Governing Body or Authorized Persons.

      (c) Forum may assume that any Instructions are not in any way inconsistent with the Organizational Documents, the Prospectus, the Policies and Procedures or any proceeding or resolution of the Client's Governing Body or the Shareholders of the Client, unless and until Forum receives written notice to the contrary from the Client's Governing Body or an Authorized Person, and provided that Forum makes reasonable inquiry into any instructions if Forum has doubts regarding the intention of any instructions.

      (d) Absent specific written notice to the contrary, Forum may assume that Authorized Persons are authorized to deliver instructions relating to all or any matter under this Agreement. The Client's Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person's authority. Forum shall not be deemed to have notice of any change of Authorized Persons or limitation of authority until receipt of written notice thereof from the Client's Governing Body or from at least two then-current (as reflected in Forum's records immediately prior to the receipt of such notice) Authorized Persons.

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      (e)   About any matter related to the Client or the Services, Forum may apply to any Authorized Person for advice or Instructions; about any legal matter related to the Client or the Services, Forum may request advice from counsel of its own choosing (who may be counsel to the Client or to Forum); and about any accounting or tax matter related to the Client or the Services, Forum may request advice from the independent accountants of the applicable Fund or Class of the Client or from other independent accountants with recognized expertise about the specific subject matter, provided Forum notifies Client in advance of its intentions. Any costs related to such advice or Instructions shall be borne by the Client, except that Forum shall be responsible for costs related to advice from in-house counsel to Forum or any affiliate of Forum. In the event of any conflict between advice or Instructions Forum receives from (i) any Authorized Person or such independent accountant(s) and (ii) advice from counsel, Forum may rely on advice from counsel.

      (f) Nothing in this Section 2.6 shall be construed as imposing on Forum any obligation to seek advice or Instructions, or, subject to Section 3.1(c), to act in accordance with such advice or Instructions if and when received.

2.7.  CERTAIN REPRESENTATIVE POWERS; OTHER ACTIVITIES.

      (a) In the performance of the Services, Forum may use the name of the Client and sign any necessary letters or other documents for and on behalf of the Client provided such letters or other documents are necessary to execute the Services in this agreement and prior verbal approval has been received from an Authorized Person of the Client.

      (b) Forum may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person, and Forum shall not be required to disclose to the Client any fact or thing that may come to the knowledge of Forum in the course of so doing.

      (c) Forum may acquire, hold or deal with, for its own account or for the account of any Person, any shares or securities from time to time issued by the Client or in which the Client is authorized to invest; and Forum shall not be required to account to the Client for any profit arising therefrom.

2.8 COOPERATION WITH INDEPENDENT AUDITORS AND COUNSEL. Forum shall cooperate with the independent auditor(s) and attorneys of the Client and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9   CERTAIN RESPONSIBILITIES OF THE CLIENT. The Client agrees to:

      (a) Comply in all material respects with all Laws applicable to the Client.

      (b) Prior to the Services Commencement Date, deliver or cause to be delivered to Forum all books, records and other documents relating to the Client's prior operations

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      and service providers, if any, that, in Forum's reasonable opinion, are necessary for Forum properly to provide the Services (collectively "Predecessor Records").

      (c) Provide, and cause each other agent or service provider to the Client to provide, to Forum all such information (and in such reasonable medium) that Forum may reasonably request in connection with the Services and this Agreement.

      (d) Deliver to Forum in advance of publication thereof any Prospectus or amendment to a Prospectus in order to permit Forum and its agents to review and comment upon, at Forum's discretion, those portions thereof that describe Forum and Forum's duties and obligations under this Agreement, including the indemnity provisions hereof, and the Client shall not make any reference to Forum and such duties, obligations and indemnities in any Prospectus without Forum's consent, which consent shall not be unreasonably withheld or delayed.

      (e) Furnish to Forum copies of all financial statements and other documents to be delivered to shareholders or investors at least two Fund business days prior to such delivery and shall furnish Forum copies of all other financial statements, documents and other papers or information which Forum may reasonably request for use in connection with the distribution of Shares. The Client shall make available to Forum the number of copies of the Funds' Prospectuses as Forum shall reasonably request.

      (f) Take, from time to time, subject to the approval of the Board and any required approval of the shareholders of the Client, all action necessary to fix the number of authorized Shares (if such number is not unlimited) and to register the Shares under the Securities Act, to the end that there will be available for sale the number of Shares as reasonably may be expected to be sold pursuant to this Agreement.

      (g) Execute any and all documents, furnish to Forum any and all information, otherwise use its best efforts to take all actions that may be reasonably necessary and cooperate with Forum in taking any action as may be necessary to register or qualify Shares for sale under the securities laws of those States as Forum shall designate (subject to approval by the Client). Any registration or qualification may be withheld, terminated or withdrawn by the Client at any time in its discretion. Forum shall furnish such information and other material relating to its affairs and activities as may be required by the Client in connection with such registration or qualification, but the client shall be responsible for blue-sky registration of its shares in the various states.

      (h) Cause the transfer agent for each Fund and Class, where necessary or appropriate, (i) to pay to the various Selected Dealers and Selected Agents their applicable distribution, service or other trail payments where applicable, and (ii) to provide Forum with any information that may be necessary for Forum to perform its duties under this Agreement.

      (i) Advise Forum immediately: (i) of any request by the SEC for amendments to the Client's Registration Statement or Prospectus or for additional information; (ii) in the

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      event of the issuance by the SEC of any stop order suspending the effectiveness of the Client's Registration Statement or any Prospectus or the initiation of any proceedings for that purpose; (iii) of the happening of any material event which makes untrue any statement made in the Client's Registration Statement or then current Prospectus or which requires the making of a change in either thereof in order to make the statements therein not misleading; and (iv) of all action of the SEC with respect to any amendments to the Client's Registration Statement or Prospectus which may from time to time be filed with the SEC under the 1940 Act or the Securities Act.

SECTION 3. RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1   PREDECESSOR RECORDS; OWNERSHIP; INSPECTION; SUCCESSORS.

      (a) Predecessor Records received by Forum pursuant to Section 2.9(b) shall be the property of the Client. The Client and the Client's authorized representatives shall have access to such Predecessor Records at all times during Forum's normal business hours. Upon the reasonable advance request of the Client or such authorized representatives, copies of any such Predecessor Records shall be provided by Forum, at the Client's expense, to the Client or its authorized representatives.

      (c) If Forum receives a request or demand from a third party to inspect any Predecessor Records, Forum will endeavor to notify the Client and to secure Instructions from the Client or an Authorized Person about such inspection. Forum shall abide by such Instructions for granting or denying the inspection; provided, that Forum may grant the inspection without Instructions or in contravention of specific Instructions if Forum is advised by counsel to Forum or the Client that failure to do so is substantially likely to result in liability to Forum; and provided, further, that in such event, Forum shall endeavor promptly to advise the Client of such contrary advice, to the extent practicable in advance of any actual inspection.

      (d) Upon termination of this Agreement, Forum shall, at the expense and direction of the Client, transfer to Client or any successor service provider all Predecessor Records in the electronic or other medium in which such material is then maintained by Forum.

3.2 PROPRIETARY INFORMATION OF FORUM. The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Forum on databases under the control and ownership of Forum or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial importance to Forum or the third party. The Client agrees to treat all Proprietary Information as proprietary to Forum and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement, and that breach by the Client of this confidentiality obligation would cause irreparable injury to Forum.

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3.3   CONFIDENTIALITY.

      (a) Each Party (for purposes of this Section 3.3, a "Receiving Party") agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 3.3, a "Disclosing Party"), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

      (b) Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party;
      (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this
      Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

      (c) Notwithstanding any provision of this Agreement to the contrary, Forum may: (i) provide information to Forum's counsel and to Persons engaged by Forum or the Client to provide services with respect to the Client; (ii) provide information consistent with the Procedures or with operating procedures that are customary with respect to the Services in the industry; (iii) identify the Client as a client of Forum for Forum's sales and marketing purposes; and (iv) provide information as approved by an Authorized Person, provided, that (A) such approval shall not be unreasonably withheld or delayed, and (B) Forum may release information without approval of the Client if Forum is advised by counsel to Forum or the Client that failure to do so will result in liability to Forum; and provided, further, that, in such event Forum shall endeavor promptly to advise the Client of such advice, to the extent practicable in advance of any actual release of information.

      (d) Forum acknowledges that certain Shareholder information made available by the Client to Forum or otherwise maintained by Forum under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively, "Privacy Laws"). Forum agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Forum and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.

SECTION 4. RESPONSIBILITY OF FORUM; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

4.1.  RESPONSIBILITY OF FORUM; LIMITATIONS.

      (a) Forum shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Forum and the Client in a written amendment to this Agreement.

      (b) In performing the Services, Forum (i) shall act in good faith and shall be obligated to exercise care and diligence; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information pursuant to Section 2.6;

      (c) Notwithstanding anything in this Agreement to the contrary, Forum shall be liable to the Client only for any damages arising out of Forum's failure to perform its duties under this Agreement to the extent such damages were caused solely and directly by Forum's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

      (d) Forum shall not be liable for the delays or errors of Persons that provide services to the Client or Forum (other than employees of Forum) or of other Persons, including the failure by any such Person to provide information to Forum when they have a duty to do so (irrespective of whether that duty is owed specifically to Forum or a third party).

4.2   INDEMNIFICATION; NOTIFICATION OF CLAIMS.

      (a) Notwithstanding anything in this Agreement to the contrary, Forum shall not be responsible for, and the Client shall on behalf of each applicable Fund or Class thereof, indemnify and hold harmless Forum, its employees, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (for purposes of this Section 4.2(a), "Forum Indemnitees") from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liability and other expenses of every nature and character (including, but not limited to, direct and indirect reasonable reprocessing costs) arising out of or attributable to all and any of the following (for purposes of this Section 4.2(a), a "Forum Claim"):

      (i) any action (or omission to act) of Forum or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, gross negligence or reckless disregard by Forum of its duties and obligations under this Agreement;

      (ii) any alleged untrue statement of a material fact contained in the Registration Statement or the Prospectuses or arising out of or based upon any alleged omission to state a material fact required to be stated in any one thereof or necessary to make the statements in any one thereof not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client in connection with the preparation of the Registration Statement or exhibits to the Registration Statement by or on behalf of Forum;

      (iii) any material breach of the Client's agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement;

      (iv) the Client's lack of good faith or the Client's gross negligence or willful misfeasance;

      (v) the reliance on or use by Forum or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Client or any other person or firm on behalf of the Client, including but not limited to any Predecessor Records provided pursuant to Section 2.9(b); or

      (vi) the reliance on advice, Instructions, and other information, as set forth in Section 2.6.

      (b) After receipt of Forum's notice of termination under Section 6.2(c), the Client shall indemnify and hold each Forum Indemnitee free and harmless from and against any Forum Claim; provided, that the term Forum Claim for purposes of this sentence shall mean any Forum Claim related to the matters for which Forum has requested amendment to the Registration Statement and for which the Client has not filed a Required Amendment, regardless of with respect to such matters whether any statement in or omission from the Registration Statement was made in reliance upon, or in conformity with, information furnished to the Client by or on behalf of Forum

      (c) Forum will indemnify, defend and hold the Client and its several officers and members of its Governing Body and any person who controls the Client within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (collectively, the "Client Indemnitees" and, with the Forum Indemnitees, and "Indemnitee"), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon (for purposes of this Section 4.2(c), a "Client Claim" and, with a Forum Claim, a "Claim"):

      (i) any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client in writing in connection with the preparation of the Registration Statement or Prospectus by or on behalf of Forum; or

      (ii) any act of, or omission by, Forum for which Forum is adjudicated liable pursuant to Section 4.1(c) hereof.

      (d) The Client or Forum (for purpose of this Section 4.2(d), an "indemnifying Party") may assume the defense of any suit brought to enforce any Forum Claim or Client Claim, respectively, and may retain counsel chosen by the indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the indemnifying Party does not assume the defense of any such suit, or if other Party does not approve of counsel chosen by the indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the indemnifying Party, the indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the Client, which consent shall not be unreasonably withheld or delayed.

      (e) An indemnifying Party's obligation to provide indemnification under this section is conditioned upon the indemnifying Party receiving notice of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served. Such notice shall refer to the Person or Persons against whom the action is brought. The failure to provide such notice shall not relieve the indemnifying Party any liability that it may have to any Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

      (f) The provisions of this section and the parties' representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Shares made pursuant to subscriptions obtained by Forum. The indemnification provisions of this section will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

4.3 OTHER LIABILITY-RELATED MATTERS. Notwithstanding anything in this Agreement to the contrary except as specifically set forth below:

      (a) Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature;

      (b) Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party;

      (c) No affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

      (d) No Shareholder or member of the Client's Governing Body may bring any action under or in the name of the Client in connection with this Agreement except as is specifically required to be permitted under applicable Law;

      (e) Except as set forth in Section 4.2(f), there are no third party beneficiaries of this Agreement;

      (f) Each Party shall have a duty to mitigate damages for which the other Party may become responsible;

      (g) Except as defined as the Services provided by this Agreement, Forum hereby disclaims all representations and warranties, express or implied, made to the Client or any other Person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to Services provided under this Agreement. Forum disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement;

      (i) The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund, and no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise; and in asserting any rights or claims under this Agreement, Forum shall look only to the assets and property of the Fund to which Forum's rights or claims relate in settlement of such rights or claims; and

      (h) Each Party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF FORUM. Forum represents and warrants to the Client that:

      (a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

      (b) It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

      (c) All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

      (d) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

      (e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

      (f) It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of the NASD, it will abide by the rules and regulations of the NASD, and it will notify the Client if its membership in the NASD is terminated or suspended.

5.2 REPRESENTATIONS AND WARRANTIES OF THE CLIENT. The Client represents and warrants to Forum that:

      (a) It is duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

      (b) It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

      (c) All requisite corporate or similar proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement.

      (d) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

      (e) With respect to all Shares from time to time being offered for sale to the public, a Registration Statement is currently effective or will be effective at the time of sale, and will remain effective, and all appropriate Federal and State securities law filings have been made and will continue to be made;

      (f) The Prospectuses and, if Shares are offered for sale to the public, Registration Statement, have been, and any amendment thereto will be, as the case may be, carefully prepared in conformity with the requirements of the Securities Act and the 1940 Act and the rules and regulations thereunder, and all statements of fact contained or to be contained in the Registration Statement or Prospectuses are or will be true and correct in all material respects at the time indicated or on the effective date, as the case may be; and neither the Registration Statement nor any Prospectus, when they shall become effective or be authorized for use, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares, except that no representation is made with respect to information furnished to the Client with the written approval of Forum expressly for use in the Registration Statement or Prospectus;

      (g) It will from time to time amend its Registration Statement or Prospectuses as, in the light of then-current and then-prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration Statement and Prospectuses at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares ("Required Amendments");

      (h) It shall not file any amendment to the Registration Statement or Prospectuses without giving Forum reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client's right to file at any time such amendments to the Registration Statement or Prospectuses, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional; and

      (i) Any amendment to the Registration Statement or Prospectuses hereafter filed will, when it becomes effective, contain all statements required to be stated therein in accordance with the 1940 Act and the rules and regulations thereunder; all statements of fact contained in the Registration Statement or Prospectuses will be true and correct in all material respects at the time indicated or on the effective date as the case may be; and no such amendment, when it becomes effective, will include an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares.

SECTION 6. COMPENSATION AND EXPENSES

6.1   COMPENSATION.

      Forum shall be entitled to no compensation or reimbursement of expenses for the services provided by Forum pursuant to this Agreement. Forum may receive compensation from the Client's Adviser related to its services hereunder or for additional services as may be agreed to between the Adviser and Forum.

6.2   EXPENSES.

      (a) The Client shall bear the cost and expenses: (i) of the registration of the Shares for sale under the Securities Act; (ii) of the registration or qualification of the Shares for sale under the securities laws of the various States; (iii) if necessary or advisable in connection therewith, of qualifying the Client, the Funds or the Classes thereof (but not Forum) as an issuer or as a broker or dealer, in such States as shall be selected by the Client and Forum pursuant to Section 2.9(g) hereof; and (iv) payable to each State for continuing registration or qualification therein until the Client decides to discontinue registration or qualification pursuant to Section 2.9(g) hereof.

      (b) Forum shall pay all expenses relating to Forum's broker-dealer qualification. Forum shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services.

6.3 OTHER COMPENSATION. Notwithstanding anything in this Agreement to the contrary, Forum and its affiliates may receive compensation or reimbursement from the Client and the Adviser with respect to any services not included under this Agreement.

SECTION 7. EFFECTIVENESS, DURATION, TERMINATION; ADDITIONAL FUNDS AND CLASSES

7.1. EFFECTIVENESS. This Agreement shall become effective on the Effective Date, and shall become effective with respect to each Fund or Class thereof on the Services Commencement Date with respect to such Fund or Class.

7.2. DURATION. This Agreement shall continue in effect with respect to the Client until January 2, 2005 and thereafter shall continue in effect with respect to a Fund until terminated; provided, that continuance is specifically approved at least annually pursuant to Section 15 of the 1940 Act and otherwise as required pursuant to any Plan.

7.3.  TERMINATION.

      (a) This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, (i) by the Client's Governing Body or by a vote of a majority of the outstanding voting securities of the Fund or, with respect to each Class of a Fund for which there is an effective Plan, a majority of members of the Client's Governing Body who do not have any direct or indirect financial interest in any such Plan or in any agreements related to the Plan, on sixty (60) days' written notice to Forum or (ii) by Forum on sixty (60) days' written notice to the Client.

      (b) This Agreement shall automatically terminate upon its assignment or upon the termination of Forum's membership in the NASD.

      (c) If the Client shall not file a Required Amendment to this Agreement within fifteen days following receipt of a written request from Forum to do so, Forum may, at its option, terminate this Agreement immediately.

7.4 SURVIVAL. The provisions of Sections 2.6, 2,8, 3.1(d), 3.2, 3.3, 4, 6.1, 6.2, 7 and 8 shall survive any termination of this Agreement.

7.5   ADDITIONAL FUNDS AND CLASSES.

      (a) In the event that the Client requests Forum to provide services with respect to one or more additional funds and/or classes of the Client after the Effective Date, such funds and/or classes shall become Funds and/or Classes under this Agreement for all purposes hereof upon the execution of a joinder to this Agreement by the Client and Forum, which joinder shall specify such Funds and/or Classes and the compensation due Forum for providing Services with respect thereto.

      (b) In the event that after the Effective Date the Client winds up one or more Funds and/or Classes or otherwise terminates this Agreement with respect to a Fund and its Classes, such Fund or Class shall from the date of such winding up or termination no longer be deemed a Fund or Class under this Agreement, provided, that the Client shall remain obligated pursuant to Section 6 to make any payments for obligations incurred through the date of termination respecting such Fund and its Classes, including any obligations that specifically survive the termination of this Agreement with respect to such Fund or Class.

SECTION 8. MISCELLANEOUS

8.1 AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that (i) the Client may amend Schedule 2 as permitted by
Section 2.6(d); and (ii) the Client and/or Forum may, as a result of the addition or termination of a Fund or Class hereunder as contemplated by Section 7.5, amend Schedule 1 as permitted by Section 7.5.

8.2 GOVERNING OF LAW. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4 COUNTERPARTS. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5 SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6 HEADINGS. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

8.7   NOTICES AND OTHER COMMUNICATIONS; ELECTRONIC RECORDS.

      (a) Notices, requests, instructions and communications related to matters described in Sections 7.1 to 7.6 of this Agreement shall be delivered in writing as set forth below:

      If to Forum:

      Forum Fund Services, LLC
      Two Portland Square
      Portland, Maine 04101
      USA
      Fax: (207) 879-8913
      Attn: Legal Department

      If to Client:

      Bridgeway Funds, Inc.
      5615 Kirby Drive
      Suite 518
      Houston, Texas 77005
      Fax: 713-807-8071
      Attn: Joanna Barnhill

      Notices received by the Parties at such addresses, or at such other principle business addresses as they shall specify in writing, shall be deemed to have been properly given.

      (b) Other notices between the Parties and their agents and employees may be sent in person, by telecopy, by mail or overnight courier, or through electronic messages at such addresses as shall be specified by the Parties or their agents.

      (c) This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8 INTERPLEADER. In the event of a dispute about any funds of the Client held by Forum from time to time under this Agreement, Forum or its agents may commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction, and the Client shall reimburse Forum for its reasonable costs and expenses related to any such action in interpleader.

8.9. CERTAIN TERMS. The terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

BRIDGEWAY FUNDS, INC.

BY:  /s/ John Montgomery
   --------------------------------
[Authorized Officer]

FORUM FUND SERVICES, LLC

BY:  /s/ John Y. Keffer
   --------------------------------
DIRECTOR

LIST OF SCHEDULES AND APPENDICES THAT ARE PART OF THIS AGREEMENT:

         Schedule 1                 Funds and Classes of the Client

         Schedule 2                 Authorized Persons

                              BRIDGEWAY FUNDS, INC.
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE 1
                         FUNDS AND CLASSES OF THE CLIENT

AS OF THE EFFECTIVE DATE:

               FUNDS                                        CLASSES
----------------------------------------------------------------------------
Bridgeway Ultra-Small Company Fund                          Class N

Bridgeway Ultra-Small Company Market Fund                   Class N

Bridgeway Micro-Cap Limited Fund                            Class N

Bridgeway Aggressive Investors 1 Fund                       Class N

Bridgeway Aggressive Investors 2 Fund                       Class N

Bridgeway Small-Cap Growth Fund                             Class N, Class R

Bridgeway Small-Cap Value Fund                              Class N, Class R

Bridgeway Large-Cap Growth Fund                             Class N, Class R

Bridgeway Large-Cap Value Fund                              Class N, Class R

Bridgeway Blue Chip 35 Index Fund                           Class N

Bridgeway Balanced Fund                                     Class N

                              - Schedule 1 page 1 -

                              BRIDGEWAY FUNDS, INC.
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE 2
                               AUTHORIZED PERSONS

1.    AUTHORIZED PERSONS:

In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Forum with respect to this Agreement:

    NAME                                                                       TITLE
------------------------------------------------------------------------------------------------------------
John Montgomery                                             President and Director of Bridgeway Capital Mgmt

Michael Mulcahy                                             Director of Bridgeway Capital Management

Glen Feagins                                                Treasurer of Bridgeway Capital Management

Joanna Barnhill                                             Administration of Bridgeway Capital Management

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

2.    AUTHORIZED PERSONS OF ________ (THE ADMINISTRATOR):

The following persons are authorized to give Instructions to Forum with respect to [DESCRIBE]:

    NAME                                                                       TITLE
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

3.    CHANGE IN AUTHORIZED PERSONS

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

                                        1